Exhibit 99.1

Part I. FINANCIAL INFORMATION

Item 1.	Financial Statements

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2016	2015

ASSETS
Current assets
Cash and cash equivalents	$1,664,905	$1,670,312
Accounts receivable, net	452,751	480,559
Inventories	97,584	104,200
Income tax receivable	9,148	15,993
Prepaid expenses and other	177,256	137,685
Total current assets	2,401,644	2,408,749

Property and equipment, net	15,692,731	15,371,795

Other assets
Investments in and advances to unconsolidated affiliates	1,478,501	1,491,497
Goodwill	1,429,547	1,430,767
Other intangible assets, net	4,116,904	4,164,781
Other long-term assets, net	377,963	347,589
Total other assets	7,402,915	7,434,634
	$25,497,290	$25,215,178
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$183,777	$182,031
Construction payable	285,479	250,120
Current portion of long-term debt	242,900	328,442
Accrued interest on long-term debt	143,110	165,914
Other accrued liabilities	1,233,045	1,311,444
Total current liabilities	2,088,311	2,237,951

Deferred income taxes, net	2,687,946	2,680,576
Long-term debt	12,686,381	12,368,311
Other long-term obligations	163,392	157,663
Commitments and contingencies (Note 5)
Redeemable noncontrolling interest	6,250	6,250
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 565,144,008 and 564,838,893 shares	5,651	5,648
Capital in excess of par value	5,671,456	5,655,886
Accumulated deficit	(488,830)	(555,629)
Accumulated other comprehensive income	11,622	14,022
Total MGM Resorts International stockholders' equity	5,199,899	5,119,927
Noncontrolling interests	2,665,111	2,644,500
Total stockholders' equity	7,865,010	7,764,427
	$25,497,290	$25,215,178

The accompanying condensed notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Casino	$1,134,356	$1,278,502
Rooms	489,486	459,425
Food and beverage	377,105	384,101
Entertainment	118,326	125,968
Retail	45,473	45,037
Other	117,525	126,550
Reimbursed costs	101,049	101,060
	2,383,320	2,520,643
Less: Promotional allowances	(173,634)	(188,399)
	2,209,686	2,332,244
Expenses
Casino	640,569	782,808
Rooms	144,742	141,313
Food and beverage	221,296	221,521
Entertainment	92,288	96,999
Retail	22,001	24,096
Other	79,768	84,323
Reimbursed costs	101,049	101,060
General and administrative	308,543	328,173
Corporate expense	71,248	50,356
Preopening and start-up expenses	21,960	15,871
Property transactions, net	5,131	1,589
Depreciation and amortization	199,839	206,412
	1,908,434	2,054,521
Income from unconsolidated affiliates	14,702	117,381
Operating income	315,954	395,104
Non-operating income (expense)
Interest expense, net of amounts capitalized	(184,669)	(216,262)
Non-operating items from unconsolidated affiliates	(18,212)	(19,011)
Other, net	(565)	(3,490)
	(203,446)	(238,763)
Income before income taxes	112,508	156,341
Benefit (provision) for income taxes	(21,310)	56,305
Net income	91,198	212,646
Less: Net income attributable to noncontrolling interests	(24,399)	(42,796)
Net income attributable to MGM Resorts International	$66,799	$169,850
Net income per share of common stock attributable to MGM Resorts International
Basic	$0.12	$0.35
Diluted	$0.12	$0.33

The accompanying condensed notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income	$91,198	$212,646
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(4,765)	2,476
Other	—	(672)
Other comprehensive income (loss)	(4,765)	1,804
Comprehensive income	86,433	214,450
Less: Comprehensive income attributable to noncontrolling interests	(22,034)	(44,011)
Comprehensive income attributable to MGM Resorts International	$64,399	$170,439

The accompanying condensed notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net income	$91,198	$212,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	199,839	206,412
Amortization of debt discounts, premiums and issuance costs	12,445	9,782
Loss on retirement of long-term debt	661	—
Provision for doubtful accounts	5,009	17,955
Stock-based compensation	12,048	10,676
Property transactions, net	5,131	1,589
(Income) loss from unconsolidated affiliates	5,792	(97,697)
Distributions from unconsolidated affiliates	6,911	4,039
Deferred income taxes	7,653	(68,648)
Change in operating assets and liabilities:
Accounts receivable	22,747	(6,350)
Inventories	6,602	731
Income taxes receivable and payable, net	6,779	6,879
Prepaid expenses and other	(40,381)	(37,386)
Prepaid Cotai land concession premium	(12,904)	(12,953)
Accounts payable and accrued liabilities	(93,704)	(77,428)
Other	(11,230)	5,401
Net cash provided by operating activities	224,596	175,648
Cash flows from investing activities
Capital expenditures, net of construction payable	(427,499)	(292,329)
Dispositions of property and equipment	227	164
Investments in and advances to unconsolidated affiliates	(1,555)	(160,079)
Distributions from unconsolidated affiliates in excess of cumulative earnings	1,629	1,111
Proceeds from cash deposits - original maturities longer than 90 days	—	570,000
Other	(2,826)	(2,070)
Net cash provided by (used in) investing activities	(430,024)	116,797
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities – maturities of 90 days or less	243,000	(1,318,626)
Borrowings under bank credit facilities – maturities longer than 90 days	—	1,710,625
Retirement of senior debentures	(2,661)	—
Debt issuance costs	(32,577)	—
Excess tax benefit from exercise of stock options	1,035	142
Distributions to noncontrolling interest owners	(2,267)	(202,624)
Other	(5,568)	(294)
Net cash provided by financing activities	200,962	189,223
Effect of exchange rate on cash	(941)	704
Cash and cash equivalents
Net increase (decrease) for the period	(5,407)	482,372
Change in cash related to assets held for sale	—	(552)
Balance, beginning of period	1,670,312	1,713,715
Balance, end of period	$1,664,905	$2,195,535
Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$195,028	$213,430
Federal, state and foreign income taxes paid, net of refunds	4,601	4,747
Non-cash investing and financing activities
Decrease in investment in and advances to CityCenter related to change in completion guarantee liability	—	(8,198)

The accompanying condensed notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 — ORGANIZATION

Organization. MGM Resorts International (the “Company”) is a Delaware corporation that acts largely as a holding company and, through subsidiaries, owns and/or operates casino resorts. The Company owns and operates the following integrated casino, hotel and entertainment resorts in Las Vegas, Nevada: Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur and Circus Circus Las Vegas. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. Along with local investors, the Company owns and operates MGM Grand Detroit in Detroit, Michigan. The Company owns and operates the following resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike in Tunica. The Company also owns Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi.

The Company owns 51% and has a controlling interest in MGM China Holdings Limited (“MGM China”), which owns MGM Grand Paradise, S.A. (“MGM Grand Paradise”), the Macau company that owns and operates the MGM Macau resort and casino and the related gaming subconcession and land concessions, and is in the process of developing an 18 acre site on the Cotai Strip in Macau (“MGM Cotai”). MGM Cotai will be an integrated casino, hotel and entertainment resort with capacity for up to 500 gaming tables and up to 1,500 slots, and featuring approximately 1,500 hotel rooms. The actual number of gaming tables allocated to MGM Cotai will be determined by the Macau government prior to opening, and such allocation may be less than MGM Cotai’s 500 gaming table capacity. The total estimated project budget is $3.0 billion, excluding development fees eliminated in consolidation, capitalized interest and land related costs.

The Company owns 50% of and manages CityCenter, located between Bellagio and Monte Carlo. The other 50% of CityCenter is owned by Infinity World Development Corp, a wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. CityCenter consists of Aria, an integrated casino, hotel and entertainment resort; Mandarin Oriental Las Vegas, a non-gaming boutique hotel; and Vdara, a luxury condominium-hotel. In addition, CityCenter features residential units in the Residences at Mandarin Oriental and Veer. In April 2016, CityCenter closed the sale of The Shops at Crystals (“Crystals”), a retail, dining and entertainment district. See Note 3 for additional information related to CityCenter.

The Company owns 50% of the Borgata Hotel Casino & Spa (“Borgata”) located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey. Boyd Gaming Corporation owns the other 50% of Borgata and also operates the resort. The Company also has a 50% interest in Grand Victoria. Grand Victoria is a riverboat casino in Elgin, Illinois; an affiliate of Hyatt Gaming owns the other 50% of Grand Victoria and also operates the resort. See Note 3 for additional information regarding the Company’s investments in unconsolidated affiliates.

The Company owns 50% of the Las Vegas Arena Company, LLC, the entity which owns the T-Mobile Arena. The other 50% is owned by a subsidiary of Anschutz Entertainment Group, Inc. (AEG). The Company manages the T-Mobile Arena, which is located on a parcel of the Company’s land between Frank Sinatra Drive and New York-New York, adjacent to the Las Vegas Strip. The T-Mobile Arena is a 20,000 seat venue designed to host world-class events – from mixed martial arts, boxing, hockey, basketball and bull riding to high profile awards shows and top-name concerts. Effective January 1, 2016, the Company leases the MGM Grand Garden Arena, located adjacent to the MGM Grand Las Vegas, to the Las Vegas Arena Company, LLC. In addition, the Company operates The Park, a dining and entertainment district, which opened in April 2016 and which connects to New York-New York, Monte Carlo and T-Mobile Arena. T-Mobile Arena commenced operations in April 2016.

The Maryland Video Lottery Facility Location Commission has awarded the Company’s subsidiary developing MGM National Harbor a license to build and operate a destination integrated casino, hotel and entertainment resort in Prince George’s County at National Harbor, which is a waterfront development located on the Potomac River just outside of Washington D.C. The expected cost to develop and construct MGM National Harbor is approximately $1.3 billion, excluding capitalized interest and land related costs. The Company expects the resort to include a casino with approximately 3,600 slots and 160 table games including poker; a 300-room hotel with luxury spa and rooftop pool; 93,100 square feet of high‑end branded retail and fine and casual dining; a 3,000-seat theater venue; 50,000 square feet of meeting and event space; and a 4,700-space parking garage.

A subsidiary of the Company was awarded a casino license to build and operate MGM Springfield in Springfield, Massachusetts. MGM Springfield will be developed on approximately 14 acres of land in downtown Springfield, Massachusetts. The Company’s plans for the resort currently include a casino with approximately 3,000 slots and 100 table games including poker; a 250-room hotel; 100,000 square feet of retail and restaurant space; 44,000 square feet of meeting and event space; and a 3,375 space parking garage, with an expected development and construction cost of approximately $865 million, excluding capitalized interest and land related costs.

In April 2016, the Company’s subsidiary, MGM Growth Properties LLC (“MGP”), completed its initial public offering of Class A shares (the “IPO”). Following the IPO, the Company will continue to control MGP through its ownership of the sole Class B share (which entitles the Company to an amount of votes representing a majority of the total voting power of MGP’s shares). See Note 11 for additional information related to MGP, the IPO and certain other intercompany agreements and debt financing transactions entered into in connection therewith.

The Company has two reportable segments: wholly owned domestic resorts and MGM China. See Note 9 for additional information about the Company’s segments.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. As permitted by the rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company’s 2015 annual consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s interim financial statements. The results for such periods are not necessarily indicative of the results to be expected for the full year.

Fair value measurements. Fair value measurements affect the Company’s accounting and impairment assessments of its long-lived assets, investments in unconsolidated affiliates, cost method investments, assets acquired and liabilities assumed in an acquisition, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company uses Level 1 inputs for its long-term debt fair value disclosures. See Note 4.

Property and equipment. The Company had accrued $19 million and $17 million for property and equipment as of March 31, 2016 and December 31, 2015, respectively, within “Accounts payable” and $53 million and $44 million as of March 31, 2016 and December 31, 2015, respectively, related to construction retention in “Other long-term obligations.”

Income tax provision. For interim income tax reporting the Company estimates its annual effective tax rate and applies it to its year-to-date ordinary income. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur. The Company’s effective income tax rate was 18.9% for the three months ended March 31, 2016.

The Company recognizes deferred tax assets, net of applicable reserves, related to tax loss and credit carryforwards and other temporary differences with a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. As of December 31, 2015, the scheduled future reversal of existing U.S. federal taxable temporary differences exceeded the scheduled future reversal of existing U.S. federal deductible temporary differences. Consequently, the Company no longer applies a valuation allowance against its domestic deferred tax assets other than its foreign tax credit deferred tax asset.

The Company has generated significant excess foreign tax credits that are attributable to the Macau Special Gaming Tax which is 35% of gross gaming revenue in Macau. Because MGM China is presently exempt from the Macau 12% complementary tax on gaming profits, the Company believes that payment of the Macau Special Gaming Tax qualifies as a tax paid in lieu of an income tax that is creditable against U.S. taxes. As long as the exemption from Macau’s 12% complementary tax on gaming profits continues and the Company continues to receive distributions from MGM China, the Company expects that it will generate excess foreign tax credits in most years and that most of the excess foreign credits will not be utilized before the exemption expires. Although the Company’s current five-year exemption from the Macau 12% complementary tax on gaming profits ends on December 31, 2016, the Company believes it will be entitled to receive a third five-year exemption from Macau based upon exemptions granted to the Company’s competitors in order to ensure non-discriminatory treatment among gaming concessionaires and subconcessionaires. For all periods beyond December 31, 2021, the Company has assumed that it will be paying the Macau 12% complementary tax on gaming profits and will thus not be able to credit the Macau Special Gaming Tax in such years, and has factored that assumption into its assessment of the realization of the foreign tax credit deferred tax asset.

The Company’s assessment of realization of its foreign tax credit deferred tax asset is based on available evidence, including assumptions about future profitability of and distributions from MGM China, as well as its assumption concerning renewals of the five-year exemption from Macau’s 12% complementary tax on gaming profits and future profitability of its U.S. operations. As a result, significant judgment is required in assessing the possible need for a valuation allowance and changes to such assumptions may have a material impact on the amount of the valuation allowance. For example, should the Company in a future period actually receive or be able to assume an additional five-year exemption, an additional valuation allowance would likely need to be provided on some portion or all of the foreign tax credit deferred tax asset, resulting in an increase in the provision for income taxes in such period and such increase may be material. In addition, a change to forecasts of future profitability of, and distributions from, MGM China could also result in a material change in the valuation allowance with a corresponding impact on the provision for income taxes in such period.

The Company does not currently rely on future U.S. source operating income in assessing future foreign tax credit realization due to its recent history of cumulative losses in the U.S. and therefore only relies on U.S. federal taxable temporary differences that it expects will reverse during the 10-year foreign tax credit carryover period.  However, due to improvements in its U.S. operations the Company has generated U.S. operating profits for the past five consecutive quarters.  Should these profits continue in future periods, the Company may be able to utilize projections of future U.S. source operating income in its assessment of the realizability of its foreign tax credit deferred tax asset.  This change, which could occur as early as the second quarter of 2016, could result in a reduction in the valuation allowance and a corresponding reduction in the provision for income taxes in such period.  However, the exact timing and amount of reduction in the valuation allowance are subject to change on the basis of the level of profitability that the Company is able to actually achieve.

The Company projects that it will be able to realize a benefit and, hence, projects that it will record a deferred tax asset for foreign tax credits, net of valuation allowance, of approximately $106 million as of December 31, 2016 and has reflected this assumption in its annual effective tax rate for 2016.

Recently issued accounting standards. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”), which replaces the existing guidance in Accounting Standard Codification 840, “Leases.” ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, “Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date,” which defers the effective date of Accounting Standards Update No. 2014-09, “Revenue From Contracts With Customers,” (“ASU 2014-09”) to the fiscal year, and interim periods within the year, beginning on or after December 15, 2017. FASB ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-08, “Revenue From Contracts With Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” (“ASU 2016-08”), effective for the fiscal years beginning after December 15, 2017. ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations as it relates to ASU 2014-09. The amendment relates to the assessment an entity is required to perform to determine whether the nature of its promise is to provide the specified good or service itself (that is, the entity is a principal) or to arrange for that good or service to be provided by the other party (that is, the entity is an agent) when another party is involved in providing goods or services to a customer. The Company is currently assessing the impact that adoption of ASU 2016-08 will have on its consolidated financial statements and footnote disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, “Compensation – Stock Compensation (Topic 718),” (“ASU 2016-09”), effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. ASU 2016-09 simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323),” (“ASU 2016-07”), effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. ASU 2016-07 eliminates the requirement that an entity retroactively adopt the equity method of accounting if an investment qualifies for use of the equity method as a result of an increase in the level of ownership or degree of influence. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The Company does not expect the adoption of ASU 2016-07 to have a material effect on its consolidated financial statements and footnote disclosures.

In July 2015, the FASB issued Accounting Standards Update No. 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”), effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. ASU 2015-11 requires inventory that is measured using first-in, first-out (FIFO) or average cost method to be measured “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures). ASU No. 2015-11 will not apply to inventories that are measured by using either the LIFO method or the retail inventory method. The Company does not expect the adoption of ASU 2015-11 to have a material effect on its consolidated financial statements and footnote disclosures.

In 2016, the Company adopted FASB Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis,” (“ASU 2015-02”). ASU 2015-02 amended: the assessment of whether a limited partnership is a variable interest entity; the effect that fees paid to a decision-maker have on the consolidation analysis; how variable interests held by a reporting entity’s related parties or de facto agents affect its consolidation conclusion; and for entities other than limited partnerships, clarifies how to determine whether the equity holders as a group have power over an entity. The adoption of ASU 2015-02 did not have a material impact on the Company’s consolidated financial statements and footnote disclosures.

NOTE 3 — INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Investments in and advances to unconsolidated affiliates consisted of the following:

	March 31,	December 31,
	2016	2015

	(In thousands)
CityCenter Holdings, LLC – CityCenter (50%)	$1,116,405	$1,136,452
Elgin Riverboat Resort–Riverboat Casino – Grand Victoria (50%)	121,257	122,500
Marina District Development Company – Borgata (50%)	143,254	134,454
Las Vegas Arena Company, LLC (50%)	89,884	90,352
Other	7,701	7,739
	$1,478,501	$1,491,497

The Company recorded its share of the results of operations of unconsolidated affiliates as follows:

	Three Months Ended
	March 31,
	2016	2015

	(In thousands)
Income from unconsolidated affiliates	$14,702	$117,381
Preopening and start-up expenses	(2,282)	(673)
Non-operating items from unconsolidated affiliates	(18,212)	(19,011)
	$(5,792)	$97,697

CityCenter

Summarized balance sheet information for CityCenter is as follows:

	March 31,	December 31,
	2016	2015

	(In thousands)
Current assets	$900,730	$1,092,094
Property and other long-term assets, net	6,864,048	6,966,689
Current liabilities	394,184	271,773
Long-term debt and other long-term obligations	1,232,952	1,499,255
Equity	6,137,642	6,287,755

Summarized income statement information for CityCenter is as follows:

	Three Months Ended
	March 31,
	2016	2015

	(In thousands)
Net revenues	$301,541	$302,177
Operating expenses	(328,684)	(126,370)
Operating income (loss)	(27,143)	175,807
Non-operating expenses	(21,026)	(18,067)
Net income (loss) from continuing operations	(48,169)	157,740
Discontinued operations	(11,557)	5,861
Net income (loss)	$(59,726)	$163,601

Crystals sale. In April 2016, CityCenter closed the sale of Crystals for approximately $1.1 billion. The carrying value of the Crystals net assets included in the sale was $663 million as of March 31, 2016. As such, CityCenter will recognize a gain on the sale, less costs to sell, during the second quarter of 2016. The Company will recognize its 50% share of such gain, adjusted for the resolution of certain basis differences, during the second quarter of 2016.

As of March 31, 2016 and December 31, 2015, assets held for sale related to Crystals of $664 million and $668 million, respectively, and associated liabilities of Crystals were classified as current within the summarized balance sheet information. The results of Crystals are classified as discontinued operations in the summarized income statement information.

CityCenter distributions. In March 2016, a $90 million distribution was declared in accordance with CityCenter’s annual distribution policy and in April 2016, CityCenter declared a $990 million special distribution in connection with the Crystals sale. The $90 million distribution was included in current liabilities in the March 31, 2016 summarized balance sheet information. The Company’s $540 million share of such distributions was paid in May 2016.

CityCenter litigation settlement. During the first quarter of 2015, CityCenter recognized a $160 million gain as a result of the final resolution of its construction litigation and related settlements, of which the Company recorded $80 million, its 50% share of the gain.

NOTE 4 — LONG-TERM DEBT

Long-term debt consisted of the following:

	March 31,	December 31,
	2016	2015

	(In thousands)
Senior credit facility	$2,709,000	$2,716,000
MGM China credit facility	1,558,510	1,559,909
MGM National Harbor credit agreement	250,000	—
$242.9 million 6.875% senior notes, due 2016	242,900	242,900
$732.7 million 7.5% senior notes, due 2016	732,749	732,749
$500 million 10% senior notes, due 2016	500,000	500,000
$743 million 7.625% senior notes, due 2017	743,000	743,000
$475 million 11.375% senior notes, due 2018	475,000	475,000
$850 million 8.625% senior notes, due 2019	850,000	850,000
$500 million 5.25% senior notes, due 2020	500,000	500,000
$1,000 million 6.75% senior notes, due 2020	1,000,000	1,000,000
$1,250 million 6.625% senior notes, due 2021	1,250,000	1,250,000
$1,000 million 7.75% senior notes, due 2022	1,000,000	1,000,000
$1,250 million 6% senior notes, due 2023	1,250,000	1,250,000
$0.6 million 7% debentures, due 2036	552	552
$4.3 million 6.7% debentures, due 2096	2,265	4,265
	13,063,976	12,824,375
Less: Premiums, discounts, and unamortized debt issuance costs, net	(134,695)	(127,622)
	12,929,281	12,696,753
Less: Current portion, net of discounts and unamortized debt issuance costs	(242,900)	(328,442)
	$12,686,381	$12,368,311

Debt due within one year of the March 31, 2016 balance sheet was classified as long-term other than the $242.9 million 6.875% senior notes due April 2016, which were classified as current because the Company used cash to repay such notes at maturity. The Company has refinanced its other current maturities on a long-term basis as part of the series of subsequent transactions completed on April 25, 2016 in connection with the MGP IPO as further discussed in Note 11.  At December 31, 2015, the amount available under the Company’s revolving senior credit facility was less than current maturities related to the Company’s term loan credit facilities and senior notes. The Company excluded from the December 31, 2015 current portion of long-term debt the amount available for refinancing under its revolving credit facility.

Senior credit facility. At March 31, 2016, the Company’s senior credit facility consisted of a $1.2 billion revolving credit facility, a $1.02 billion term loan A facility and a $1.70 billion term loan B facility. The revolving and term loan A facilities were originally scheduled to mature in December 2017 and the term loan B facility was originally scheduled to mature in December 2019. In April 2016, the senior credit facility was amended and restated as discussed further in Note 11.

MGM China credit facility. At March 31, 2016, the MGM China credit facility consisted of $1.55 billion of term loans and a $1.45 billion revolving credit facility, which bear interest at a fluctuating rate per annum based on HIBOR plus a margin that ranges between 1.375% and 2.5% based on MGM China’s leverage ratio. The MGM China credit facility matures in April 2019, with scheduled amortization payments of the term loans beginning in October 2017. The MGM China credit facility is secured by MGM Grand Paradise’s interest in the Cotai land use right, and MGM China, MGM Grand Paradise and their guarantor subsidiaries have granted a security interest in substantially all of their assets to secure the facility. The outstanding balance at March 31, 2016 was comprised solely of term loans. At March 31, 2016, the weighted average interest rate on the term loans was 1.98%.

The MGM China credit facility contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries to make investments, pay dividends and sell assets, and to incur additional liens. As of March 31, 2016, MGM China was required to maintain compliance with a maximum leverage ratio of 4.50 to 1.00 in addition to a minimum interest coverage ratio of 2.50 to 1.00. MGM China was in compliance with its credit facility covenants at March 31, 2016. In February 2016, the MGM China credit facility was amended. The amendment included changes to the required maximum leverage ratio which increases to 6.00 to 1.00 beginning September 30, 2016 through June 30, 2017, then decreases to 5.50 to 1.00 for September 30, 2017, 5.00 to 1.00 for December 31, 2017, and 4.50 to 1.00 for March 31, 2018 and thereafter.

MGM National Harbor credit agreement. In January 2016, MGM National Harbor, LLC, the Company’s wholly owned subsidiary developing and constructing MGM National Harbor, entered into a credit agreement consisting of a $100 million revolving credit facility and a $425 million delayed draw term loan facility, of which $250 million was funded at closing. In connection with any future draws under the delayed draw term loan facility and any revolver draws in excess of $25 million prior to the opening date of the project the Company is required to make a matching cash equity contribution in MGM National Harbor. The revolving and term loan facilities bear interest at LIBOR plus an applicable rate determined by the Company’s total leverage ratio (2.25% as of March 31, 2016). The term loan and revolving facilities are scheduled to mature in January 2021 and the term loan facilities are subject to scheduled amortization payments on the last day of each calendar quarter beginning the fourth full fiscal quarter following the opening date of MGM National Harbor, initially in an amount equal to 1.25% of the aggregate principal balance and increasing to 1.875% and 2.50% of the aggregate principal balance on the last day of the twelfth and sixteenth full fiscal quarters, respectively.  The Company had $275 million of available borrowing capacity under the MGM National Harbor credit agreement as of March 31, 2016.  At March 31, 2016, the interest rate on the term loan A was 2.7%.

The credit agreement is secured by a leasehold mortgage on MGM National Harbor and substantially all of the existing and future property of MGM National Harbor. Mandatory prepayments will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights. In addition, to the extent MGM National Harbor generates excess cash flow (as defined in the credit agreement), a percentage of such excess cash flow (ranging from 0% to 50% based on a total leverage ratio) will be required to be used to prepay the term loan facilities commencing with the fiscal year ended 2017.

The credit agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM National Harbor, LLC and its restricted subsidiaries to make investments, pay dividends, sell assets, and to incur additional debt and additional liens. In addition, the credit agreement requires MGM National Harbor, LLC and its restricted subsidiaries to maintain a maximum total leverage ratio and a minimum interest coverage ratio. In addition, borrowings under the credit agreement are subject to a customary “in balance test” (as defined in the credit agreement), which requires that, as of the date of determination prior to the opening date, the available funds (including resources that may be available from the Company) are equal to or exceed the remaining costs for MGM National Harbor.

Fair value of long-term debt. The estimated fair value of the Company’s long-term debt at March 31, 2016 was $13.6 billion. At December 31, 2015, the estimated fair value of the Company’s long-term debt was $13.1 billion. Fair value was estimated using quoted market prices for the Company’s senior notes and senior credit facility.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Cotai land concession contract. MGM Grand Paradise’s land concession contract for an approximate 18 acre site on the Cotai Strip in Macau became effective on January 9, 2013 and has an initial term of 25 years. The total land premium payable to the Macau government for the land concession contract is $161 million and is composed of a down payment and eight additional semi-annual installments. As of March 31, 2016, MGM China had paid $145 million of the contract premium, including interest due on the semi-annual installments, and the amount paid is recorded within “Other long-term assets, net.” Including interest on the two remaining semi-annual installments, MGM China has approximately $29 million remaining payable for the land concession contract. Under the terms of the land concession contract, MGM Grand Paradise is required to build and open MGM Cotai by January 2018.

T-Mobile Arena. In conjunction with Las Vegas Arena Company entering a senior secured credit facility in 2014, the Company and AEG each entered joint and several completion guarantees for the project, as well as a repayment guarantee for term loan B (which is subject to increases and decreases in the event of a rebalancing of the principal amount of indebtedness between term loan A and term loan B facilities). As of March 31, 2016, term loan A was $120 million and term loan B was $80 million.

Other guarantees. The Company is party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions. At March 31, 2016, the Company’s senior credit facility limits the amount of letters of credit that can be issued to $500 million, and the amount of available borrowings under the senior credit facility is reduced by any outstanding letters of credit.  At March 31, 2016, the Company had $26 million in letters of credit outstanding. MGM China’s senior credit facility limits the amount of letters of credit that can be issued to $100 million, and the amount of available borrowings under the senior credit facility is reduced by any outstanding letters of credit.  At March 31, 2016, MGM China had provided approximately $39 million of letters of credit outstanding under its credit facility.  MGM National Harbor’s credit agreement limits the amount of letters of credit that can be issued to $30 million, and the amount of available borrowings under the credit agreement is reduced by any outstanding letters of credit.  At March 31, 2016, no letters of credit were outstanding under the MGM National Harbor credit agreement.

Other litigation. The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 6 — INCOME PER SHARE OF COMMON STOCK

The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted income per share consisted of the following:

	Three Months Ended
	March 31,
	2016	2015

	(In thousands)
Numerator:
Net income attributable to MGM Resorts International - basic	$66,799	$169,850
Interest on convertible debt, net of tax	—	19,967
Potentially dilutive effect due to MGM China Share Option Plan	—	(8)
Net income attributable to MGM Resorts International - diluted	$66,799	$189,809
Denominator:
Weighted-average common shares outstanding - basic	565,056	491,422
Potential dilution from share-based awards	4,399	5,836
Potential dilution from assumed conversion of convertible debt	—	78,054
Weighted-average common and common equivalent shares - diluted	569,455	575,312
Antidilutive share-based awards excluded from the calculation of diluted earnings per share	6,456	4,627

In April 2015, approximately $1.45 billion in aggregate principal amount of 4.25% convertible senior notes were converted into approximately 78 million shares of the Company’s common stock, and the Company received approximately 6 million shares from capped call transactions entered into in connection with the issuance of certain of the convertible senior notes.  Such shares received from the settlement of the capped call transactions were subsequently retired. Potential dilution from the assumed conversion of convertible debt for the three months ended March 31, 2015 does not take into consideration the 6 million shares received pursuant to the capped call transactions as the effect would be antidilutive.

NOTE 7 — STOCKHOLDERS’ EQUITY

MGM China dividends. In February 2016, as part of its regular dividend policy, MGM China’s Board of Directors recommended a final dividend for 2015 of $46 million, subject to approval at the MGM China 2016 annual shareholders meeting to be held in May. If approved, the Company will receive $23 million, its 51% share of the dividend.

MGM China paid a $400 million special dividend in March 2015, of which $204 million remained within the consolidated entity and $196 million was distributed to noncontrolling interests.

Supplemental equity information. The following table presents the Company’s changes in stockholders’ equity for the three months ended March 31, 2016:

	MGM Resorts
	International		Total
	Stockholders'	Noncontrolling	Stockholders'
	Equity	Interests	Equity

	(In thousands)
Balances, January 1, 2016	$5,119,927	$2,644,500	$7,764,427
Net income	66,799	24,399	91,198
Currency translation adjustment	(2,400)	(2,365)	(4,765)
Stock-based compensation	11,242	844	12,086
Tax effect of stock-based compensation	962	—	962
Issuance of common stock pursuant to stock-based compensation awards	(2,448)	—	(2,448)
Issuance of performance share units	5,817	—	5,817
Cash distributions to noncontrolling interest owners	—	(2,267)	(2,267)
Balances, March 31, 2016	$5,199,899	$2,665,111	$7,865,010

Accumulated other comprehensive income (loss). Changes in accumulated other comprehensive income (loss) attributable to MGM Resorts International are as follows:

Accumulated Other
Comprehensive
Income

(In thousands)
Balances, January 1, 2016	$14,022
Currency translation adjustment	(2,400)
Balances, March 31, 2016	$11,622

NOTE 8 — STOCK-BASED COMPENSATION

2005 Omnibus Incentive Plan. As of March 31, 2016, the Company had an aggregate of 22 million shares of common stock available for grant as share-based awards under the Company’s omnibus incentive plan (“Omnibus Plan”).  A summary of activity under the Company’s share-based payment plans for the three months ended March 31, 2016 is presented below:

Stock options and stock appreciation rights (“SARs”)

	Units	Weighted Average
	(000’s)	Exercise Price

Outstanding at January 1, 2016	14,131	$14.82
Granted	25	19.82
Exercised	(882)	10.36
Forfeited or expired	(47)	20.76
Outstanding at March 31, 2016	13,227	15.10
Exercisable at March 31, 2016	8,246	12.15

Restricted stock units (“RSUs”) and performance share units (“PSUs”)

	RSUs		PSUs
		Weighted		Weighted	Weighted
		Average		Average	Average
	Units	Grant-Date	Units	Grant-Date	Target
	(000’s)	Fair Value	(000’s)	Fair Value	Price

Nonvested at January 1, 2016	1,578	$20.05	1,818	$18.54	$26.18
Forfeited	(15)	20.51	—	—	—
Nonvested at March 31, 2016	1,563	20.05	1,818	18.54	26.18

Bonus PSUs

	Units	Weighted Average
	(000’s)	Target Price

Outstanding at January 1, 2016	494	$29.03
Granted	291	23.87
Outstanding at March 31, 2016	785	27.12

The Company grants PSUs for the portion of any calculated bonus for a Section 16 officer of the Company that is in excess of such officer’s base salary (the “Bonus PSU Policy”). Awards granted under the Bonus PSU Policy have the same terms as the other PSUs granted under the Omnibus Plan with the exception that as of the grant date the awards will not be subject to forfeiture in the event of the officer’s termination.

MGM China Share Option Plan. As of March 31, 2016, MGM China had an aggregate of 329 million shares of common stock available for grant as share-based awards under the MGM China share option plan (“MGM China Plan”). A summary of activity under the MGM China Plan for the three months ended March 31, 2016 is presented below:

Stock options

	Units	Weighted Average
	(000’s)	Exercise Price

Outstanding at January 1, 2016	49,211	$2.54
Granted	230	1.18
Forfeited or expired	(2,459)	2.44
Outstanding at March 31, 2016	46,982	2.54
Exercisable at March 31, 2016	17,371	2.44

Recognition of compensation cost. Compensation cost for both the Omnibus Plan and MGM China Plan was recognized as follows:

	Three Months Ended
	March 31,
	2016	2015

	(In thousands)
Compensation cost:
Omnibus Plan	$10,364	$7,942
MGM China Plan	1,722	2,760
Total compensation cost	12,086	10,702
Less: Reimbursed costs and capitalized cost	(320)	(290)
Compensation cost after reimbursed costs and capitalized cost	11,766	10,412
Less: Related tax benefit	(3,675)	(2,634)
Compensation cost, net of tax benefit	$8,091	$7,778

NOTE 9 — SEGMENT INFORMATION

The Company’s management views each of its casino resorts as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, the regulatory environments in which they operate, and their management and reporting structure. The Company’s principal operating activities occur in two geographic regions: the United States and Macau S.A.R. The Company has aggregated its operations into two reportable segments based on the similar characteristics of the operating segments within the regions in which they operate: wholly owned domestic resorts and MGM China. The Company’s operations related to investments in unconsolidated affiliates and certain other corporate operations and management services have not been identified as separate reportable segments; therefore, these operations are included in “Corporate and other” in the following segment disclosures to reconcile to consolidated results.

The Company’s management utilizes Adjusted Property EBITDA as the primary profit measure for its reportable segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to the Omnibus Plan, which are not allocated to the reportable segments or each operating segment, as applicable. MGM China recognizes stock compensation expense related to the MGM China Plan which is included in the calculation of Adjusted EBITDA for MGM China. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, goodwill impairment charges, and property transactions, net.

The following tables present the Company’s segment information:

	Three Months Ended
	March 31,
	2016	2015

	(In thousands)
Net Revenues
Wholly owned domestic resorts	$1,619,223	$1,577,895
MGM China	469,029	630,087
Reportable segment net revenues	2,088,252	2,207,982
Corporate and other	121,434	124,262
	$2,209,686	$2,332,244
Adjusted Property EBITDA
Wholly owned domestic resorts	$484,931	$389,879
MGM China	114,123	148,456
Reportable segment Adjusted Property EBITDA	599,054	538,335

Other operating income (expense)
Corporate and other	(56,170)	80,641
Preopening and start-up expenses	(21,960)	(15,871)
Property transactions, net	(5,131)	(1,589)
Depreciation and amortization	(199,839)	(206,412)
Operating income	315,954	395,104
Non-operating income (expense)
Interest expense, net of amounts capitalized	(184,669)	(216,262)
Non-operating items from unconsolidated affiliates	(18,212)	(19,011)
Other, net	(565)	(3,490)
	(203,446)	(238,763)
Income before income taxes	112,508	156,341
Benefit (provision) for income taxes	(21,310)	56,305
Net income	91,198	212,646
Less: Net income attributable to noncontrolling interests	(24,399)	(42,796)
Net income attributable to MGM Resorts International	$66,799	$169,850

NOTE 10 — RELATED PARTY TRANSACTIONS

MGM China. MGM Branding and Development Holdings, Ltd. (together with its subsidiary MGM Development Services, Ltd., “MGM Branding and Development”), an entity included in the Company’s consolidated financial statements in which Ms. Ho,

Pansy Catilina Chiu King indirectly holds a noncontrolling interest, is party to a brand license agreement with MGM China. In accordance with the terms of this agreement, MGM China pays a license fee to MGM Branding and Development equal to 1.75% of MGM China’s consolidated net revenue, subject to an annual cap of $62 million in 2016 with a 20% increase per annum during the term of the agreement. During the three months ended March 31, 2016 and 2015, MGM China incurred total license fees of $8 million and $11 million, respectively. Such amounts have been eliminated in consolidation.

MGM China is party to a development services agreement with MGM Branding and Development to provide certain development services to MGM China in connection with future expansion of existing projects and development of future resort gaming projects. Such services are subject to a development fee which is calculated separately for each casino resort property upon commencement of development. For each such property, the fee is 2.625% of project costs, to be paid in installments as certain benchmarks are achieved. Project costs are the total costs incurred for the design, development and construction of the casino, casino hotel, integrated resort and other related sites associated with each project, including costs of construction, fixtures and fittings, signage, gaming and other supplies and equipment and all costs associated with the opening of the business to be conducted at each project but excluding the cost of land and gaming concessions and financing costs. The development fee is subject to a cap of $29 million in 2016, which will increase by 10% per annum for each year during the term of the agreement. During the three months ended March 31, 2015, MGM China paid $10 million of fees to MGM Branding and Development related to development services. Such amount is eliminated in consolidation. No fee was paid during the three months ended March 31, 2016.

NOTE 11—SUBSEQUENT EVENTS

On April 25, 2016, MGP completed its IPO of 57,500,000 of its Class A shares representing limited liability company interests (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) at an initial offering price of $21 per share.  In connection with the IPO, the Company and MGP entered into a series of transactions and several agreements that, among other things, set forth the terms and conditions of the IPO and provide a framework for the Company’s relationship with MGP.

MGP is organized as an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which substantially all of its assets and substantially all of its businesses will be conducted through its operating partnership subsidiary, MGM Growth Properties Operating Partnership LP (“the Operating Partnership”). MGP used the proceeds from the IPO to purchase 26.7% of the operating partnership units in the Operating Partnership. The general partner of the Operating Partnership is also a subsidiary of MGP. MGP has two classes of authorized and outstanding voting common shares (collectively, the “shares”): Class A shares and a single Class B share. The Company owns MGP’s Class B share.  MGP’s Class A shareholders are entitled to one vote per share, while the Company, as the owner of the Class B share, is entitled to an amount of votes representing a majority of the total voting power of MGP’s shares. As such, the Company owns a controlling interest in MGP and will consolidate MGP in its financial results. The Company also owns 73.3% of the operating partnership units of the Operating Partnership, which is controlled and consolidated by MGP. The ownership units of the Operating Partnership are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share, at the option of MGP.

Pursuant to a master contribution agreement by and between the Company, MGP and the Operating Partnership, the Company contributed the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, the Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership in exchange for operating partnership units in the Operating Partnership on the closing date of the IPO.

Pursuant to a master lease agreement by and between a subsidiary of the Company (the “Tenant”) and a subsidiary of the Operating Partnership (the “Landlord”), the Tenant has leased the contributed real estate assets from the Landlord. The master lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The master lease provides that any extension of its term must apply to all of the real estate under the master lease at the time of the extension. The master lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the master lease provides MGP with a right of first offer with respect to the Company’s development properties located in National Harbor, Maryland and Springfield, Massachusetts, which MGP may exercise should the Company elect to sell these properties in the future.

The annual rent payments due under the master lease will initially be $550 million. Rent under the master lease consists of a “base rent” component and a “percentage rent” component. For the first year, the base rent will represent 90% of the initial total rent payments due under the master lease, or $495 million, and the percentage rent will represent 10% of the initial total rent payments due under the master lease, or $55 million. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the master lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the master lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Company’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant, from the leased properties subject to the master lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at MGP’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

Pursuant to a corporate services agreement the Company will provide MGP and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Company will be reimbursed for all costs it incurs directly related to providing the services thereunder.

Due to the Company’s continuing involvement with MGP and the Operating Partnership, the contribution and leaseback of the real estate described above does not qualify for sale-leaseback accounting. In addition, all intercompany transactions, including transactions under the corporate services agreement and master lease, will be eliminated in the Company’s consolidation of MGP. The public ownership of MGP’s Class A shares will be recognized as non-controlling interests in the Company’s consolidated financial statements.

The following debt financing transactions were entered into in connection with the closing of the IPO:

Redemption of Senior Notes. The Company notified holders that it would redeem for cash on May 25, 2016 (the “Redemption Date”) all $1.23 billion aggregate principal amount of its outstanding 7.50% Notes due 2016 and 10% Senior Notes due 2016 in accordance with the terms of the applicable indenture. The Company will incur a loss on early retirement of such notes of approximately $22 million.

Bridge Facilities. The Company borrowed $4.0 billion under certain bridge facilities (the “Bridge Facilities”), the proceeds of which were used to repay its outstanding obligations under its existing senior credit facility and will be used to repay its 7.5% senior notes due 2016, and its 10% senior notes due 2016 on the Redemption Date. The Bridge Facilities were subsequently contributed to the Operating Partnership pursuant to the Master Contribution Agreement. The Operating Partnership repaid the Bridge Facilities with a combination of proceeds from its financing transactions described below and the proceeds from the IPO.

MGP Operating Partnership Credit Agreement. The Operating Partnership entered into a credit agreement, comprised of a $300 million senior secured term loan A facility, a $1.85 billion senior secured term loan B facility, and a $600 million senior secured revolving credit facility. The revolving credit facility and term loan A facility will initially bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate will be determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility will bear interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. The term loan B facility was issued at 99.75% to initial lenders. The revolving credit facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023. No amounts have been drawn on the revolving credit facility.

The credit agreement contains customary covenants that, among other things, limit the ability of the Operating Partnership and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume  any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The revolving credit facility and term loan A facility also require the Operating Partnership to maintain a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term.

The credit agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the master lease and (xi) change of control. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions.

MGP Operating Partnership Senior Notes.  On April 20, 2016, a wholly owned subsidiary of the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 (the “Notes”) and on April 25, 2016, the Operating Partnership entered into a supplemental indenture through which it assumed the obligations under the Notes from such subsidiary (which merged into the Operating Partnership on such date). The Notes will mature on May 1, 2024. Interest on the Notes is payable on May 1 and November 1 of each year, commencing on November 1, 2016. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities. The Operating Partnership may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus, to the extent the Operating Partnership is redeeming Notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

The indenture governing the Notes contains customary covenants that will limit the Operating Partnership’s ability and, in certain instances, the ability of its subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase operating partnership units, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the indenture governing the Notes, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Amended and Restated Senior Credit Facility.  The Company entered into an amended and restated credit agreement comprised of a $1.25 billion revolving facility and a $250 million term loan A facility. The revolving facility and the term loan A facility will initially bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate will be determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 1.75% to 2.75%. Both the term loan A facility and the revolving facility will mature in April 2021. The term loan A facility is subject to amortization of principal in equal quarterly installments (commencing with the fiscal quarter ended March 31, 2017), with 5.0% of the initial aggregate principal amount of the term loan A facility to be payable each year. No amounts have been drawn on the revolving credit facility. The Company incurred a loss on early retirement of its prior credit facility of approximately $27 million.

The amended and restated senior credit agreement contains customary covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume  any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Company or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications. The amended and restated senior credit agreement requires the Company to comply with certain financial covenants, which may restrict the Company’s ability to incur additional debt to fund its obligations in the near term. The amended and restated senior credit agreement also requires the Company to maintain a maximum total net leverage ratio, a maximum first lien net leverage ratio and a minimum interest coverage ratio.

The amended and restated senior credit agreement is secured by (i) a mortgage on the real properties comprising the MGM Grand Las Vegas and the Bellagio, (ii) a pledge of substantially all existing and future personal property of the subsidiaries of the Company that own the MGM Grand Las Vegas and the Bellagio; and (iii) upon receipt of the necessary gaming approvals, a pledge of the equity or limited liability company interests of the entities that own MGM Grand Las Vegas and the Bellagio.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights.

The amended and restated senior credit agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, and (x) change of control. Both the term loan A facility and the revolving facility are guaranteed by each of the Company’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, subject to certain exclusions.

NOTE 12 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of March 31, 2016, all of the Company’s principal debt arrangements were guaranteed by each of its material domestic subsidiaries, other than, MGM Grand Detroit, LLC, MGM National Harbor, LLC, Blue Tarp reDevelopment, LLC (the company that will own and operate the Company’s proposed casino in Springfield, Massachusetts), and each of their respective subsidiaries. The Company’s international subsidiaries, including MGM China and its subsidiaries, are not guarantors of such indebtedness. Separate consolidating condensed financial statement information for the subsidiary guarantors and non-guarantors as of March 31, 2016 and December 31, 2015, and for the three months ended March 31, 2016 and 2015 are presented below. Within the Condensed Consolidating Statements of Cash Flows for the three months ended March 31, 2016 and 2015, the Company has presented net changes in intercompany accounts as investing activities if the applicable entities have a net asset in intercompany accounts and as a financing activity if the applicable entities have a net intercompany liability balance.

Because the transactions described in Note 11 represent transactions between entities under common control, the consolidating condensed financial statement information presented below has been retrospectively adjusted, as if the assets had been transferred to MGP as of the earliest date presented. Accordingly, the real estate assets and associated operations in all periods prior to the IPO date were reclassified to conform to the current organizational structure, and are reflected in the financial information for MGP, a non-guarantor subsidiary, that currently has legal title to such assets.

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

	At March 31, 2016
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated

	(In thousands)
Current assets	$540,552	$898,946	$—	$962,615	$(469)	$2,401,644
Property and equipment, net	—	4,967,534	7,852,529	2,884,639	(11,971)	15,692,731
Investments in subsidiaries	18,721,690	2,962,803	—	—	(21,684,493)	—
Investments in and advances to unconsolidated affiliates	—	1,447,079	—	6,422	25,000	1,478,501
Intercompany accounts	—	3,500,753	—	—	(3,500,753)	—
Other non-current assets	41,824	447,431	—	5,435,159	—	5,924,414
	$19,304,066	$14,224,546	$7,852,529	$9,288,835	$(25,172,686)	$25,497,290
Current liabilities	$417,023	$915,160	$—	$756,596	$(468)	$2,088,311
Intercompany accounts	2,560,016	—	—	940,737	(3,500,753)	—
Deferred income taxes, net	626,956	—	1,749,374	311,616	—	2,687,946
Long-term debt	10,477,773	2,836	—	2,205,772	—	12,686,381
Other long-term obligations	22,399	61,421	—	79,572	—	163,392
Total liabilities	14,104,167	979,417	1,749,374	4,294,293	(3,501,221)	17,626,030
Redeemable noncontrolling interest	—	—	—	6,250	—	6,250
MGM Resorts International stockholders' equity	5,199,899	13,245,129	6,103,155	2,323,181	(21,671,465)	5,199,899
Noncontrolling interests	—	—	—	2,665,111	—	2,665,111
Total stockholders' equity	5,199,899	13,245,129	6,103,155	4,988,292	(21,671,465)	7,865,010
	$19,304,066	$14,224,546	$7,852,529	$9,288,835	$(25,172,686)	$25,497,290

	At December 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated

	(In thousands)
Current assets	$561,310	$932,374	$—	$915,979	$(914)	$2,408,749
Property and equipment, net	—	5,089,726	7,793,639	2,500,401	(11,971)	15,371,795
Investments in subsidiaries	18,491,578	2,956,404	—	—	(21,447,982)	—
Investments in and advances to unconsolidated affiliates	—	1,460,084	—	6,413	25,000	1,491,497
Intercompany accounts	—	3,234,271	—	—	(3,234,271)	—
Other non-current assets	38,577	444,333	—	5,460,227	—	5,943,137
	$19,091,465	$14,117,192	$7,793,639	$8,883,020	$(24,670,138)	$25,215,178
Current liabilities	$536,165	$994,570	$—	$708,130	$(914)	$2,237,951
Intercompany accounts	2,390,461	—	—	843,810	(3,234,271)	—
Deferred income taxes, net	631,763	—	1,734,680	314,133	—	2,680,576
Long-term debt	10,393,197	4,837	—	1,970,277	—	12,368,311
Other long-term obligations	19,952	67,212	—	70,499	—	157,663
Total liabilities	13,971,538	1,066,619	1,734,680	3,906,849	(3,235,185)	17,444,501
Redeemable noncontrolling interests	—	—	—	6,250	—	6,250
MGM Resorts International stockholders' equity	5,119,927	13,050,573	6,058,959	2,325,421	(21,434,953)	5,119,927
Noncontrolling interests	—	—	—	2,644,500	—	2,644,500
Total stockholders' equity	5,119,927	13,050,573	6,058,959	4,969,921	(21,434,953)	7,764,427
	$19,091,465	$14,117,192	$7,793,639	$8,883,020	$(24,670,138)	$25,215,178

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended March 31, 2016
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$1,600,525	$—	$610,009	$(848)	$2,209,686
Equity in subsidiaries' earnings	286,193	41,311	—	—	(327,504)	—
Expenses
Casino and hotel operations	2,122	904,060	—	396,379	(848)	1,301,713
General and administrative	1,613	241,843	15,620	49,467	—	308,543
Corporate expense	34,556	36,543	—	149	—	71,248
Preopening and start-up expenses	—	3,446	—	18,514	—	21,960
Property transactions, net	—	4,267	874	(10)	—	5,131
Depreciation and amortization	—	85,405	51,476	62,958	—	199,839
	38,291	1,275,564	67,970	527,457	(848)	1,908,434
Income (loss) from unconsolidated affiliates	—	14,790	—	(88)	—	14,702
Operating income (loss)	247,902	381,062	(67,970)	82,464	(327,504)	315,954
Interest expense, net of amounts capitalized	(175,694)	(195)	—	(8,780)	—	(184,669)
Other, net	13,874	(19,536)	—	(13,115)	—	(18,777)
Income (loss) before income taxes	86,082	361,331	(67,970)	60,569	(327,504)	112,508
Benefit (provision) for income taxes	(19,283)	(3,719)	—	1,692	—	(21,310)
Net income (loss)	66,799	357,612	(67,970)	62,261	(327,504)	91,198
Less: Net loss attributable to noncontrolling interests	—	—	—	(24,399)	—	(24,399)
Net income (loss) attributable to MGM Resorts International	$66,799	$357,612	$(67,970)	$37,862	$(327,504)	$66,799
Net income (loss)	$66,799	$357,612	$(67,970)	$62,261	$(327,504)	$91,198
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(2,400)	(2,400)	—	(4,765)	4,800	(4,765)
Other comprehensive income (loss)	(2,400)	(2,400)	—	(4,765)	4,800	(4,765)
Comprehensive income (loss)	64,399	355,212	(67,970)	57,496	(322,704)	86,433
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	(22,034)	—	(22,034)
Comprehensive income (loss) attributable to MGM Resorts International	$64,399	$355,212	$(67,970)	$35,462	$(322,704)	$64,399

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Three Months Ended March 31, 2016
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(206,511)	$314,090	$(15,620)	$132,637	$—	$224,596
Cash flows from investing activities
Capital expenditures, net of construction payable	—	32,701	(111,241)	(348,959)	—	(427,499)
Dispositions of property and equipment	—	89	—	138	—	227
Investments in and advances to unconsolidated affiliates	—	(1,555)	—	—	—	(1,555)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	1,629	—	—	—	1,629
Intercompany accounts	—	(266,482)	—	—	266,482	—
Other	—	(1,988)	—	(838)	—	(2,826)
Net cash provided by (used in) investing activities	—	(235,606)	(111,241)	(349,659)	266,482	(430,024)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities - maturities of 90 days or less	(7,000)	—	—	250,000	—	243,000
Retirement of senior debentures	—	(2,661)	—	—	—	(2,661)
Debt issuance costs	(27)	—	—	(32,550)	—	(32,577)
Excess tax benefit from exercise of stock options	1,035	—	—	—	—	1,035
Intercompany accounts	199,554	(117,909)	126,861	57,976	(266,482)	—
Distributions to noncontrolling interest owners	—	—	—	(2,267)	—	(2,267)
Other	(2,449)	(3,119)	—	—	—	(5,568)
Net cash provided by (used in) financing activities	191,113	(123,689)	126,861	273,159	(266,482)	200,962
Effect of exchange rate on cash	—	—	—	(941)	—	(941)
Cash and cash equivalents
Net increase (decrease) for the period	(15,398)	(45,205)	—	55,196	—	(5,407)
Balance, beginning of period	538,856	304,168	—	827,288	—	1,670,312
Balance, end of period	$523,458	$258,963	$—	$882,484	$—	$1,664,905

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended March 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$1,569,282	$—	$763,685	$(723)	$2,332,244
Equity in subsidiaries' earnings	327,766	44,966	—	—	(372,732)	—
Expenses
Casino and hotel operations	1,500	937,439	—	513,904	(723)	1,452,120
General and administrative	1,201	258,997	15,326	52,649	—	328,173
Corporate expense	15,516	35,204	—	(364)	—	50,356
Preopening and start-up expenses	—	917	—	14,954	—	15,871
Property transactions, net	—	1,257	—	332	—	1,589
Depreciation and amortization	—	86,232	45,427	74,753	—	206,412
	18,217	1,320,046	60,753	656,228	(723)	2,054,521
Income from unconsolidated affiliates	—	117,265	—	116	—	117,381
Operating income (loss)	309,549	411,467	(60,753)	107,573	(372,732)	395,104
Interest expense, net of amounts capitalized	(211,077)	(288)	—	(4,897)	—	(216,262)
Other, net	12,879	(20,738)	—	(14,642)	—	(22,501)
Income (loss) before income taxes	111,351	390,441	(60,753)	88,034	(372,732)	156,341
Benefit (provision) for income taxes	58,499	(1,686)	—	(508)	—	56,305
Net income (loss)	169,850	388,755	(60,753)	87,526	(372,732)	212,646
Less: Net income attributable to noncontrolling interests	—	—	—	(42,796)	—	(42,796)
Net income (loss) attributable to MGM Resorts International	$169,850	$388,755	$(60,753)	$44,730	$(372,732)	$169,850
Net income (loss)	$169,850	$388,755	$(60,753)	$87,526	$(372,732)	$212,646
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,261	1,261	—	2,476	(2,522)	2,476
Other	(672)	(672)	—	—	672	(672)
Other comprehensive income (loss)	589	589	—	2,476	(1,850)	1,804
Comprehensive income (loss)	170,439	389,344	(60,753)	90,002	(374,582)	214,450
Less: Comprehensive income attributable to noncontrolling interests	—	—	—	(44,011)	—	(44,011)
Comprehensive income (loss) attributable to MGM Resorts International	$170,439	$389,344	$(60,753)	$45,991	$(374,582)	$170,439

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Three Months Ended March 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(217,074)	$304,329	$(15,326)	$103,719	$—	$175,648
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(94,344)	(11,165)	(186,820)	—	(292,329)
Dispositions of property and equipment	—	100	—	64	—	164
Investments in and advances to unconsolidated affiliates	(140,732)	(19,347)	—	—	—	(160,079)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	1,111	—	—	—	1,111
Proceeds from cash deposits - original maturities longer than 90 days	570,000	—	—	—	—	570,000
Intercompany accounts	—	(214,237)	—	—	214,237	—
Other	—	(2,070)	—	—	—	(2,070)
Net cash provided by (used in) investing activities	429,268	(328,787)	(11,165)	(186,756)	214,237	116,797
Cash flows from financing activities
Net repayments under bank credit facilities - maturities of 90 days or less	(1,267,625)	—	—	(51,001)	—	(1,318,626)
Borrowings under bank credit facilities - maturities longer than 90 days	1,260,625	—	—	450,000	—	1,710,625
Excess tax benefit from exercise of stock options	142	—	—	—	—	142
Intercompany accounts	187,337	(11,202)	26,491	11,611	(214,237)	—
Distributions to noncontrolling interest owners	—	—	—	(202,624)	—	(202,624)
Other	(294)	(2)	—	2	—	(294)
Net cash provided by (used in) financing activities	180,185	(11,204)	26,491	207,988	(214,237)	189,223
Effect of exchange rate on cash	—	—	—	704	—	704
Cash and cash equivalents
Net increase (decrease) for the period	392,379	(35,662)	—	125,655	—	482,372
Change in cash related to assets held for sale	—	(552)	—	—	—	(552)
Balance, beginning of period	799,508	255,655	—	658,552	—	1,713,715
Balance, end of period	$1,191,887	$219,441	$—	$784,207	$—	$2,195,535